Exhibit 99.1
CARRIZO OIL & GAS, INC.                      News

PRESS RELEASE    Contact:    Jeffrey P. Hayden, CFA, VP - Investor Relations
(713) 328-1044
Paul F. Boling, Chief Financial Officer
    (713) 328-1000

CARRIZO OIL & GAS, INC. ANNOUNCES RECORD OIL PRODUCTION AND ADJUSTED EBITDA FOR THE THIRD QUARTER 2013, ACREAGE ACQUISITIONS IN THE EAGLE FORD AND UTICA, AND INITIAL 2014 OIL PRODUCTION GROWTH TARGET OF 40%+

HOUSTON, November 4, 2013 - Carrizo Oil & Gas, Inc. (Nasdaq: CRZO) today announced the Company’s record financial results for the third quarter of 2013 and provided an operational update, which included the following highlights:

•	Record Oil Production of 12,228 Bbls/d, 4% above the second quarter of 2013 and 41% above the third quarter of 2012

•	Record Total Production of 30,011 Boe/d, 6% above the second quarter of 2013 and 17% above the third quarter of 2012

•	Record Oil Revenue of $117.8 million, representing 82% of total revenue, and 11% above the second quarter of 2013

•	Net Income from continuing operations of $5.7 million, or $0.14 per diluted share, and Record Adjusted Net Income (as defined below) of $29.6 million, or $0.72 per diluted share

•	Record Adjusted EBITDA (as defined below) of $114.8 million, 12% above the second quarter of 2013 and 33% above the third quarter of 2012

•	Acquisition of approximately 9,400 net acres in the Utica and Eagle Ford shale plays

•	Initial 2014 crude oil production growth target of 40%+

•	2013 crude oil production growth target increased to 47% from 45%

Carrizo reported third quarter of 2013 net income from continuing operations of $5.7 million, or $0.14 per basic and diluted share as compared to a net loss from continuing operations of $1.9 million, or $(0.05) per basic and diluted share in the third quarter of 2012. Net income from continuing operations for the third quarter of 2013 includes certain non-cash items typically excluded from published estimates by the investment community. Excluding the impact of these non-cash items, the Company reported third quarter of 2013 adjusted net income of $29.6 million, or $0.73 and $0.72 per basic and diluted share, respectively, compared to $17.9 million, or $0.45 per basic and diluted share in the third quarter of 2012.

For the third quarter of 2013, adjusted earnings before interest, income taxes, depreciation, and depletion and amortization, as described in the consolidated statements of operations included below ("Adjusted EBITDA"), was $114.8 million, an increase of 33% from the prior year quarter.

Production volumes during the third quarter of 2013 were 2,761 MBoe, or 30,011 Boe/d, an increase of 17% from the third quarter of 2012. Oil production during the quarter averaged 12,228 Bbls/d, while natural gas and NGL production averaged 106,685 Mcfe/d. Third quarter of 2013 production exceeded the high end of Company guidance due to continued strong performance across each of the Company's primary areas of activity.

Drilling and completion capital expenditures for the third quarter of 2013 were $126.5 million, below the Company's expectations due largely to the deferral of some planned Marcellus Shale activity. Approximately 77% of the third quarter drilling and completion spending was in the Eagle Ford Shale. Land and seismic expenditures during the quarter were $26.3 million. Carrizo is increasing its full-year 2013 drilling and completion capital expenditure plan by $20 million to $550-$560 million in order to increase completion activity in the Eagle Ford Shale; the Company now plans to complete 41 net Eagle Ford Shale wells in 2013, up from 34 net wells previously. The additional completions are expected to be back-end loaded in the fourth quarter, and as a result, they are not expected to have a significant impact on 2013 production. The Company is increasing its 2013 land and seismic capital expenditure plan from $140 million to $240 million due to more opportunities than expected to add acreage in the Eagle Ford Shale as well as the acquisition of Avista Capital's interest in a portion of the Company's Utica acreage. Acreage acquisitions in the remainder of the year are currently expected to focus on the Eagle Ford Shale and Utica Shale. For 2014, the Company's preliminary capital expenditure plan includes $600-$620 million for drilling and completion and $75 million for land.

Due to continued strong performance from the Company's Eagle Ford Shale and Niobrara Formation assets, Carrizo is increasing its 2013 oil production guidance to a range of 11,450-11,600 Bbls/d from 11,100-11,500 Bbls/d. Using the midpoints of these ranges, the Company's 2013 oil production growth guidance increases to 47% from 45%. For natural gas and NGLs, Carrizo is reducing its 2013 guidance to a range of 94-96 MMcfe/d from 101-108 MMcfe/d to account for the sale of its Barnett Shale assets plus a more conservative outlook for the Marcellus Shale as the midstream operator was unable to secure a permit to add compression at the Dunbar Station. For the fourth quarter 2013, Carrizo expects oil production to be 12,600-13,000 Bbls/d and natural gas and NGL production to be 68-75 MMcfe/d. Additionally, the Company is providing initial 2014 crude oil production growth guidance of at least 40%. A summary of Carrizo's production and cost guidance is provided in the attached tables.

S.P. “Chip” Johnson, IV, Carrizo's President and CEO, commented on the quarter's results, "This was another outstanding quarter for Carrizo as we delivered production growth that once again exceeded our forecast despite lower than planned capital expenditures.”

"Our strategy of shifting the focus to oil production, rather than production of gas and NGLs, while delevering with asset sales, continues to pay off. During the quarter, we achieved a record adjusted EBITDA, and kept our net debt-to-adjusted EBITDA ratio under 2.5x. And with the proceeds we have received from the sale of our Barnett Shale assets and other non-core properties, our net debt-to-adjusted EBITDA ratio is currently down to about 2.2x, even with the additional acreage acquisitions we are announcing in the Utica and Eagle Ford shales."

"While we intend to keep a close eye on the balance sheet, the continued strength in oil prices plus the predictability of our Eagle Ford well results makes us comfortable accelerating our frac activity this year to reduce our backlog of wells that have been drilled but are waiting on completion. This should give us a running start for next year and help us achieve another year of very strong crude oil production growth in 2014."

"We are pleased with the results from our initial downspacing tests in the Eagle Ford Shale, and have adjusted our development program to incorporate 500 ft. spacing going forward. The tighter spacing adds another three years to our drilling inventory in the Eagle Ford Shale, bringing it to about 12 years based on current activity levels. In the near term, we remain very excited about our downspacing tests in the Niobrara Formation and our first operated Utica Shale well, which should be finishing up a 31-stage frac this week."

Utica Shale Acquisition

On October 31, 2013, Carrizo acquired approximately 5,900 net acres in the Utica Shale primarily in Guernsey and northern Noble counties, Ohio from affiliates of Avista Capital, LP for approximately $73.2 million, increasing Carrizo’s position in the play to approximately 21,700 net acres. The properties acquired were subject to our Utica Joint Venture with Avista.

The transaction generally covers the eastern portion of the Company’s acreage position in Guernsey and northern Noble counties, which we believe has been substantially de-risked by offset industry activity. Carrizo now holds an average working interest of nearly 100% in its eastern acreage in the core condensate window of the Utica Shale play and an average 50% working interest in its remaining Utica acreage, subject to adjustment as units are formed.

Operations Review

In the Eagle Ford Shale, Carrizo drilled 19 gross (14.7 net) operated wells during the third quarter, and completed 11 gross (8.6 net) wells. Crude oil production from the play rose to nearly 10,300 Bbls/d for the quarter, an increase of 3% versus the prior quarter. At the end of the third quarter, Carrizo had 32 gross (24.1 net) Eagle Ford Shale wells waiting on completion, equating to net crude oil production potential of approximately 8,900 Bbls/d. Carrizo is operating three rigs in the Eagle Ford Shale and currently expects to drill approximately 60 gross (46 net) operated wells in the play during 2013.

During the third quarter, Carrizo tested its initial 500 ft. downspacing wells in the Eagle Ford Shale, the Irvin A 150H and Irvin B 151H. Carrizo holds a 75% working interest in these wells. The wells have been online since late August, and performance appears consistent with the average of the other nine producing wells in the Irvin Ranch area (which were drilled on 750 ft. spacing). As a result of these well results, combined with an analysis of industry downspacing results, Carrizo has adjusted its development plan to include 500 ft. spacing vs. 750 ft. previously. This adds approximately 145 net locations to the Company’s drilling inventory, bringing it to 552 net potential Eagle Ford locations (as of September 30, 2013).

Carrizo added approximately 3,500 net bolt-on acres to its position in the Eagle Ford Shale during the third quarter. The new acreage is located in La Salle County and was acquired at a cost of roughly $5,000 per acre. This brings the Company's position in the play to approximately 58,000 net acres. Carrizo continues to actively lease acreage in the core volatile oil window of the Eagle Ford Shale.

In the Niobrara Formation, Carrizo drilled 15 gross (4.7 net) operated wells during the third quarter, and completed 14 gross (4.7 net) wells. Crude oil production from the Niobrara increased to more than 1,800 Bbls/d during the third quarter from approximately 1,600 Bbls/d in the second quarter. Carrizo is operating two rigs in the Niobrara and currently expects to drill 56 gross (18 net) operated wells during the year.

Recent highlights from the Niobrara include strong wells in the Hemberger and Bringelson areas. In the Hemberger area, the Schneider 2-14-8-60 reached a peak 24 hour gross production rate of 1,086 Boe/d (936 Bbls/d of oil and 897 Mcf/d of gas). The well was drilled with an effective lateral of 4,134 ft. and completed with 14 frac stages. Carrizo is the operator of, and holds a 9% working interest in, the Schneider well. In the Bringelson area, the Castor 3-36-9-59 reached a peak 24 hour gross production rate of 858 Boe/d (774 Bbls/d of oil and 507 Mcf/d of gas). The well was drilled with an effective lateral of 3,531 ft. and completed with 12 frac stages. Carrizo is the operator of, and holds a 30% working interest in, the Castor well.

Carrizo is currently participating in a number of tests to determine the optimal development spacing in the Niobrara. During the third quarter, Carrizo drilled its initial 60-acre downspacing tests in the play, which were located in the Company’s Bob White and Hemberger areas. The Bob White wells were recently completed while the Hemberger wells are expected to be completed by year-end. Carrizo is the operator of, and currently holds a 60% working interest in, the Bob White area wells and a 57% working interest in the Hemberger area wells. In the State 36 area, Carrizo recently drilled another 60-acre downspacing test, and has begun drilling its initial 40-acre downspacing test in the play. Carrizo is the operator of, and currently holds a 37% working interest in, the State 36 area wells. Additionally, Carrizo has elected to participate in a downspacing test operated by Noble Energy in its Rohn area (within East Pony), which is expected to test downspacing as tight as 40-acres as well as potential in the A, B and C benches. Carrizo holds less than a 1% working interest in this project. The Company is also participating in a downspacing test operated by Whiting Petroleum in its Razor area (within Redtail), which is expected to test downspacing as tight as 40-acres as well as potential in the A and B benches. Carrizo's working interest in these wells ranges from 4% to 24%. As Carrizo is currently assuming 80-acre spacing in only the B bench for its development plan, successful results from these downspacing pilots has the potential to materially increase its Niobrara inventory.

In the Marcellus Shale, Carrizo drilled 6 gross (1.8 net) wells during the third quarter, and completed and brought on production 5 gross (1.7 net) wells. Natural gas production from the Marcellus was 36.4 MMcf/d in the third quarter, up from 33.9 MMcf/d in the second quarter. Due to the continued weak local gas prices in Appalachia, Carrizo has been electing to limit its production until regional prices improve. The Company estimates its net production capacity from wells currently drilled and completed in the Marcellus Shale to be more than 60 MMcf/d. Carrizo expects to keep one horizontal rig active in the Marcellus Shale for the remainder of the year, which should allow it to drill a total of 28 gross (8 net) wells during 2013.

Current plans call for Carrizo to drill two Upper Marcellus Shale tests at its Plushanski pad in Wyoming County, Pennsylvania, by year-end, with completion of the wells expected by mid-year. Carrizo is the operator of, and expects to hold an average working interest of approximately 30% in these wells.

In the Utica Shale, Carrizo expects to complete its first operated well, the Rector 1H in Guernsey County, Ohio, this week. The well was drilled with an effective lateral of 7,890 ft. and is being completed with 31 stages. Carrizo plans to rest the well for approximately 60 days before commencing flowback operations. Carrizo is the operator of, and has a 95% working interest in, the Rector 1H well. Carrizo plans to run a 1-rig development program in the Utica Shale beginning in 2014.

Capital Structure

As of September 30, 2013, Carrizo had total debt outstanding of $991.4 million and cash and cash equivalents of $5.7 million. Net Debt-to-Adjusted EBITDA (based on the trailing four quarters) remained below 2.5x for the third quarter. At the end of the third quarter of 2013, Carrizo had $87.0 million outstanding on its revolver. The approved borrowing base on the Company's revolver is currently $470.0 million following the closing of the Company's Barnett Shale divestiture. As of November 1, 2013, nothing was drawn on the revolver.

Hedging Activity

Carrizo currently has hedges in place for nearly 80% of estimated crude oil production for the fourth quarter of 2013 (based on the midpoint of guidance). For the fourth quarter, Carrizo has hedged 10,100 Bbls/d of crude oil at a weighted average floor price of $90.28/Bbl (comprised of 4,000 Bbls/d of swaps at a $94.15 average price and 6,100 Bbls/d of collars at an $87.75 average floor price). For 2014, the Company has hedged approximately 10,500 Bbls/d of crude oil at a weighted average floor price of $90.96/Bbl (comprised of 6,996 Bbls/d of swaps at a $92.51 average price and 3,500 Bbls/d of collars at an average floor price of $87.85).

Carrizo also has hedges in place for over 75% of estimated natural gas and NGL production for the fourth quarter of 2013 (based on the midpoint of guidance). For the fourth quarter, Carrizo has swaps on 55,000 MMBtu/d at a weighted average price of $4.58/MMBtu. For 2014, the Company has swaps on 40,000 MMBtu/d at a weighted average price of $4.07/MMBtu and also has sold a call option on 10,000 MMBtu/d at $5.50/MMBtu. (Please refer to the attached tables for a detailed summary of the Company's derivative contracts.)

Conference Call Details

The Company will hold a conference call to discuss 2013 third quarter financial results on Tuesday, November 5, 2013 at 8:00 AM Central Standard Time. To participate in the call, please dial (800) 750-5861 (U.S. & Canada) or +1 (212) 231-2930 (Intl./Local) ten minutes before the call is scheduled to begin. A replay of the call will be available through Tuesday, November 12, 2013 at 9:59 AM Central Standard Time at (800) 633-8284 (U.S. & Canada) or +1 (402) 977-9140 (Intl./Local). The reservation number for the replay is 21683614 for U.S., Canadian and International callers.

A simultaneous webcast of the call may be accessed over the internet by visiting our website at http://www.crzo.net, clicking on “Investor Relations” and then clicking on “2013 Third Quarter Conference Call Webcast.” To listen, please go to the website in time to register and install any necessary software. The webcast will be archived for replay on the Carrizo website for 15 days.

Carrizo Oil & Gas, Inc. is a Houston-based energy company actively engaged in the exploration, development, and production of oil and gas from resource plays located in the United States. Our current operations are principally focused in proven, producing oil and gas plays primarily in the Eagle Ford Shale in South Texas, the Niobrara Formation in Colorado, the Marcellus Shale in Pennsylvania, and the Utica Shale in Ohio.

Statements in this release that are not historical facts, including but not limited to those related to capital requirements, spending plans, production, cost and other rate target guidance, effects of acquisitions and other transactions, timing and levels of production, crude oil production potential and growth, price improvement, downspacing results, drilling and completion activities, drilling inventory, including timing thereof, production mix, expected locations, development plans, growth, sales process, including timing and results thereof, use of proceeds, oil and gas revenues, the Company's or management's intentions, beliefs, expectations, hopes, projections, assessment of risks, estimations, plans or predictions for the future, results of the Company's strategies, expected income tax rates and other statements that are not historical facts are forward-looking statements that are based on current expectations. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include results of wells and production testing, failure of actual production to meet expectations, performance of rig operators and gathering systems, actions by governmental authorities, joint venture partners, industry partners, lenders and other third parties, actions by purchasers of properties, satisfaction of closing conditions, adjustments and indemnities under acquisition agreements, integration of acquisitions, market and other conditions, availability of well connects, capital needs and uses, commodity price changes, effects of the global economy on exploration activity, results of and dependence on exploratory drilling activities, operating risks, right-of-way and other land issues, availability of capital and equipment, weather, and other risks described in the Company's Form 10-K for the year ended December 31, 2012 and its other filings with the U.S. Securities and Exchange Commission. There can be no assurance any transaction described in this press release will occur on the terms or timing described, or at all.

(Financial Highlights to Follow)

CARRIZO OIL & GAS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Revenues:
Crude oil	$117,797	$76,945	$311,084	$204,890
Natural gas	20,507	17,027	67,838	49,178
NGLs	6,025	2,225	11,532	6,662
Total oil and gas revenues	144,329	96,197	390,454	260,730
Realized gain on derivatives, net	1,163	9,815	10,283	29,015
Adjusted revenues	145,492	106,012	400,737	289,745

Costs and expenses:
Lease operating	12,934	7,145	34,926	22,599
Production taxes	5,590	3,449	14,687	9,676
Ad valorem taxes	2,125	2,327	6,848	8,238
General and administrative	10,117	6,590	33,525	23,373
Total costs and expenses	30,766	19,511	89,986	63,886

Other income, net	26	14	26	226
ADJUSTED EBITDA, as defined	$114,752	$86,515	$310,777	$226,085
ADJUSTED EBITDA per common share-Basic	$2.84	$2.18	$7.75	$5.72
ADJUSTED EBITDA per common share-Diluted	$2.80	$2.18	$7.65	$5.65

Other items of income (expense) included in adjusted net income, as defined:
Depreciation, depletion and amortization expense	$(55,234)	$(46,518)	$(151,232)	$(121,459)
Cash interest expense	(19,593)	(16,373)	(59,306)	(46,318)
Cash interest capitalized	7,022	5,359	20,156	16,206
Accretion expense related to asset retirement obligations	(128)	(86)	(355)	(280)
Interest income	2	6	69	28
Adjusted income before income taxes	46,821	28,903	120,109	74,262
Adjusted income tax expense	(17,184)	(11,012)	(44,080)	(28,294)
ADJUSTED net income, as defined	$29,637	$17,891	$76,029	$45,968
ADJUSTED net income per common share-Basic	$0.73	$0.45	$1.90	$1.16
ADJUSTED net income per common share-Diluted	$0.72	$0.45	$1.87	$1.15

Other non-cash items of income (expense) included in net income (loss) from continuing operations:
Unrealized loss on derivatives, net	$(28,821)	$(24,533)	$(26,769)	$(2,276)
Stock-based compensation expense	(9,872)	(5,091)	(19,338)	(10,623)
Non-cash general and administrative expense	274	(673)	(859)	(2,742)
Non-cash interest expense	(1,294)	(1,701)	(4,852)	(4,980)
Non-cash interest capitalized	463	558	1,635	1,745
Income (loss) from continuing operations before income taxes	7,571	(2,537)	69,926	55,386
Income tax (expense) benefit	(1,859)	592	(25,853)	(20,972)
Net income (loss) from continuing operations	$5,712	$(1,945)	$44,073	$34,414
Net income (loss) from discontinued operations, net of income taxes	(1,191)	1,015	23,599	2,583
Net income (loss)	$4,521	$(930)	$67,672	$36,997

Net income (loss) per common share-Basic
Net income (loss) from continuing operations	$0.14	$(0.05)	$1.10	$0.87
Net income (loss) from discontinued operations	(0.03)	0.03	0.59	0.07
Net income (loss)	$0.11	$(0.02)	$1.69	$0.94

Net income (loss) per common share-Diluted
Net income (loss) from continuing operations	$0.14	$(0.05)	$1.09	$0.86
Net income (loss) from discontinued operations	(0.03)	0.03	0.58	0.07
Net income (loss)	$0.11	$(0.02)	$1.67	$0.93

Weighted average common shares outstanding-Basic	40,386	39,634	40,083	39,559
Weighted average common shares outstanding-Diluted	40,927	39,634	40,601	39,992

CARRIZO OIL & GAS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)
(unaudited)

	September 30, 2013	December 31, 2012
ASSETS
Cash and cash equivalents	$5,728	$52,095
Current assets held for sale	—	1,882
Fair value of derivative instruments	—	23,981
Deferred income taxes	5,209	—
Other current assets	126,228	130,747
Total current assets	137,165	208,705
Property and equipment, net	1,901,072	1,487,674
Long-term assets held for sale	—	132,626
Fair value of derivative instruments	7,410	5,180
Other assets	26,348	49,811
TOTAL ASSETS	$2,071,995	$1,883,996

LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable and accrued liabilities	$343,394	$250,255
Current liabilities associated with assets held for sale	—	48,663
Liabilities of discontinued operations	10,670	—
Total current liabilities	354,064	298,918
Long-term debt, net of debt discount	987,074	967,808
Long-term liabilities associated with assets held for sale	—	23,547
Liabilities of discontinued operations	17,742	—
Deferred income taxes	32,796	—
Other liabilities	12,241	8,707
Common stock, $0.01 par value (90,000 shares authorized, 40,879 and 40,165 shares issued and outstanding at September 30, 2013 and December 31, 2012, respectively)	409	402
Additional paid-in capital	682,479	667,096
Accumulated deficit	(14,810)	(82,482)
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$2,071,995	$1,883,996

CARRIZO OIL & GAS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS FROM OPERATING ACTIVITIES
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
	(In thousands)

Net income (loss)	$4,521	$(930)	$67,672	$36,997
Net (income) loss from discontinued operations, net of income taxes	1,191	(1,015)	(23,599)	(2,583)
Adjustments to reconcile net income (loss) from continuing operations to net cash provided by operating activities -
Depreciation, depletion and amortization	55,234	46,518	151,232	121,459
Unrealized (gain) loss on derivative instruments, net	28,972	24,167	25,806	3,569
Accretion related to asset retirement obligations	128	86	355	280
Stock-based compensation, net of amounts capitalized	9,872	5,090	19,338	10,622
Allowance for doubtful accounts	(112)	(432)	(105)	(391)
Deferred income taxes	1,859	(592)	25,853	20,972
Amortization of debt discount and deferred financing costs, net of amounts capitalized	831	1,145	3,217	3,236
Other, net	1,650	853	1,894	2,646
Changes in working capital attributable to operating activities, net	(7,615)	(43,559)	38,590	(20,168)
Net cash provided by operating activities - continuing operations	$96,531	$31,331	$310,253	$176,639

CARRIZO OIL & GAS, INC.
PRODUCTION VOLUMES AND PRICES
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Production volumes -
Crude oil (MBbls)	1,125	796	3,032	2,030
NGLs (MBbls)	202	78	408	191
Natural gas (MMcf)	8,603	8,877	25,680	29,011
Total Natural gas and NGLs (MMcfe)	9,815	9,345	28,128	30,157
Total barrels of oil equivalent (MBoe)	2,761	2,354	7,720	7,056

Daily production volumes by product -
Crude oil (Bbls/d)	12,228	8,652	11,106	7,409
NGLs (Bbls/d)	2,196	848	1,495	697
Natural gas (Mcf/d)	93,511	96,489	94,066	105,880
Total Natural gas and NGLs (Mcfe/d)	106,685	101,576	103,033	110,062
Total barrels of oil equivalent (Boe/d)	30,011	25,587	28,278	25,752

Daily production volumes by region (Boe/d) -
Eagle Ford	13,960	8,583	12,184	7,277
Niobrara	2,061	1,715	1,621	1,229
Barnett	7,609	9,805	8,131	12,617
Marcellus	6,069	4,271	6,016	3,164
Other	312	1,213	326	1,465
Total barrels of oil equivalent (Boe/d)	30,011	25,587	28,278	25,752

Average realized prices -
Crude oil ($ per Bbl)	$104.71	$96.66	$102.60	$100.93
Crude oil ($ per Bbl) - with realized impact of derivatives	$101.26	$97.64	$101.61	$100.96
NGLs ($ per Bbl)	$29.83	$28.53	$28.26	$34.88
Natural gas ($ per Mcf)	$2.38	$1.92	$2.64	$1.70
Natural gas ($ per Mcf) - with realized impact of derivatives	$2.97	$2.94	$3.16	$2.69
Natural gas and NGLs ($ per Mcfe)	$2.70	$2.06	$2.82	$1.85

CARRIZO OIL & GAS, INC.
CRUDE OIL AND NATURAL GAS
DERIVATIVE CONTRACTS AS OF NOVEMBER 1, 2013
(unaudited)

CRUDE OIL DERIVATIVE CONTRACTS

			Weighted	Weighted	Weighted
			Average	Average	Average
		Volume	Floor Price	Ceiling Price	Sold Put Price
Period	Type of Contract	(in Bbls/d)	($/Bbl)	($/Bbl)	($/Bbl)
Q4 2013	Total Volume	10,100
	Swaps	4,000	$94.15
	Collars	6,100	$87.75	$105.68
FY 2014	Total Volume	10,496
	Swaps	6,996	$92.51
	Collars	3,000	$88.33	$104.26
	Three-way collars	500	$85.00	$107.75	$65.00
FY 2015	Total Volume	5,950
	Swaps	4,250	$91.30
	Collars	700	$90.00	$100.65
	Three-way collars	1,000	$85.00	$105.00	$65.00
FY 2016	Total Volume	667
	Three-way collars	667	$85.00	$104.00	$65.00

NATURAL GAS DERIVATIVE CONTRACTS

			Weighted	Weighted
			Average	Average
		Volume	Floor Price	Ceiling Price
Period	Type of Contract	(in MMBtu/d)	($/MMBtu)	($/MMBtu)
Q4 2013	Total Volume	55,000
	Swaps	55,000	$4.58
FY 2014	Total Volume	50,000
	Swaps	40,000	$4.07
	Calls	10,000		$5.50
FY 2015	Total Volume	10,000
	Swaps	10,000	$4.33

CARRIZO OIL & GAS, INC.
FOURTH QUARTER AND FULL YEAR 2013 GUIDANCE SUMMARY

	Fourth Quarter 2013	Full Year 2013
Daily Production Volumes -
Crude oil (Bbls/d)	12,600 - 13,000	11,450 - 11,600
Natural gas and NGLs (Mcfe/d)	68,000 - 75,000	94,000 - 96,000
Total (Boe/d)	23,933 - 25,500	27,117 - 27,600

Realized gain on derivatives, net (in millions)	$2.0 - $2.5	$12.3 - $12.8

Costs and Expenses -
Lease operating ($/Boe)	$5.00 - $5.50	$4.65 - $4.75
Production taxes (% of oil and gas revenues)	4.00% - 4.25%	3.80% - 3.90%
Ad valorem taxes (in millions)	$2.0 - $2.5	$8.8 - $9.3
General and administrative (in millions)	$12.0 - $12.5	$45.5 - $46.0
DD&A ($/Boe)	$28.00 - $30.00	$21.00 - $22.00

Drilling and completion capital expenditure plan (in millions)	$154.0 - $164.0	$550.0 - $560.0